EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL

STATEMENTS

FOR THE YEAR ENDED JULY 3, 2004

On August 4, 2004, MatrixOne, Inc. (“MatrixOne” or the “Company”) acquired Synchronicity Software, Inc., a Delaware corporation (“Synchronicity”), a provider of electronic design management, team collaboration and intellectual property reuse solutions for the global electronics industry. MatrixOne acquired Synchronicity by means of a merger of Synchronicity and InSync Merger Corporation, a Delaware corporation and wholly owned subsidiary of MatrixOne International, Inc., a Delaware corporation and a wholly owned subsidiary of MatrixOne (the “Merger”), pursuant to an Agreement and Plan of Merger dated as of June 4, 2004 (the “Merger Agreement”).

As a result of the Merger, Synchronicity became a wholly owned subsidiary of the Company in exchange for cash consideration of $4.5 million and the issuance of approximately 2.3 million shares (the “Merger Consideration”) of MatrixOne common stock (“MatrixOne Common Stock”). Pursuant to the Merger Agreement (i) each share of Synchronicity common stock was converted into the right to receive an amount in cash equal to $0.10, (ii) each share of Synchronicity Series A Preferred Stock was converted into the right to receive an amount in cash equal to $0.10, (iii) the Subordinated Secured Convertible Promissory Notes dated July 31, 2003 and January 30, 2004 were converted into the right to receive a number of shares of MatrixOne Common Stock based upon their preferences and outstanding principal and accrued interest, as prescribed in the Merger Agreement, and (iv) each share of Synchronicity Series B, C, D and E Preferred Stock was converted into 0.274, 0.303, 0.087 and 0.263 shares, respectively, of MatrixOne Common Stock. All of the outstanding options to purchase shares of Synchronicity common stock granted under Synchronicity’s 1996 Stock Option Plan and 1999 Stock Option and Incentive Plan were cancelled and retired.

Pursuant to the Merger Agreement, MatrixOne entered into a Payment, Exchange and Escrow Agreement dated as of August 4, 2004 (the “Payment, Exchange and Escrow Agreement”), providing for the deposit of a portion of the Merger Consideration equal to (i) approximately $546,000 in cash and (ii) seventy percent (70%) of the MatrixOne Common Stock, to be held for the benefit of certain noteholders and stockholders of Synchronicity in accordance with the Merger Agreement. Additionally, MatrixOne entered into the Registration Rights Agreement dated as of August 4, 2004 (the “Registration Rights Agreement”), providing that MatrixOne shall prepare and file a “shelf” Registration Statement on Form S-3 (or such other appropriate form in accordance with the Registration Rights Agreement) to register the MatrixOne Common Stock on September 1, 2004 or as promptly as practicable thereafter. Pursuant to the Registration Rights Agreement, MatrixOne is required to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as possible after the filing thereof and to keep such Registration Statement continuously effective until such date as is the earlier of (x) the date when all shares of MatrixOne Common Stock covered by such Registration Statement have been sold, (y) the date on which all MatrixOne Common Stock covered by such Registration Statement may be sold without registration pursuant to Rule 144(k) of the Securities Act or (z) the first anniversary of the date such Registration Statement is declared effective.

The description of the transactions consummated pursuant to the terms and conditions of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, the Payment, Exchange and Escrow Agreement and the Registration Rights Agreement, copies of which are attached to the Company’s Current Report on Form 8-K dated August 10, 2004 as Exhibits 2.1, 2.2 and 4.1, respectively. Capitalized terms used and not otherwise defined herein have their respective meanings ascribed to them in the Merger Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL

STATEMENTS – (Continued)

FOR THE YEAR ENDED JULY 3, 2004

Synchronicity, incorporated in 1996, is a provider of electronic design management, team collaboration and intellectual property reuse solutions for the global electronics industry. Synchronicity offers the Synchronicity Developer Suite, a solution for managing large-scale semiconductor designs that supports the Electronic Design Automation (“EDA”) industry’s leading databases – OpenAccess and Milkyway™. The company also offers the Synchronicity Publisher and Consumer Suites, a solution for IP management, distribution and reuse. Synchronicity has approximately 120 electronics industry customers, including 13 of the top 15 semiconductor companies. The combination of Synchronicity and MatrixOne is expected to provide solutions for companies that have high-value electronic content in their products. The acquisition of Synchronicity will add new solutions for semiconductor and electronics design management to the solutions portfolio of MatrixOne, expand our customer base and deepen our domain expertise in the electronics industry. Our customers come from many industries including automotive, aerospace, consumer, machinery, medical device and high technology. These customers are being confronted with new design, manufacturing and quality challenges as the electronics content in their products increase and new product development cycle times compress. To deal with these challenges our customers have asked us to provide an integrated development environment that will enable them to effectively manage not only the mechanical design aspect of their products, but also the electronics and software components. The combined solution of MatrixOne and Synchronicity will allow MatrixOne to address a new and rapidly emerging market for product lifecycle management (“PLM”) by directly connecting the electronic design environment to the extended enterprise. Together, MatrixOne and Synchronicity solutions will enable global design teams to work together with their development partners, customers and suppliers to reduce design and development costs, leverage design expertise, improve quality and accelerate time to market.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF

OPERATIONS

FOR THE YEAR ENDED JULY 3, 2004

(in thousands, except per share data)

	Historical
	MatrixOne, Inc. Year Ended July 3, 2004	Synchronicity, Software, Inc. Twelve Months Ended June 30, 2004	Pro Forma Adjustments	Reference	Pro Forma Balances
				(see Note 3)
REVENUES:
Software license	$37,983	$8,225	$—		$46,208
Service	71,100	4,935	—		76,035

Total revenues	109,083	13,160	—		122,243

COST OF REVENUES:
Software license	6,290	83	—		6,373
Amortization of purchased technology	—	—	798	(a)	798
Service	46,760	1,190	—		47,950

Total cost of revenues	53,050	1,273	798		55,121

Gross profit	56,033	11,887	(798)		67,122

OPERATING EXPENSES:
Selling and marketing	36,951	7,636	127	(b)(g)(h)	44,714
Research and development	22,889	5,578	—		28,467
General and administrative	9,621	2,644	—		12,265
Amortization of intangible assets	—	—	423	(c)(e)	423
Amortization of purchased technology	—	651	(651)	(d)	—
Stock-based compensation	567	170	—		737
Restructuring charges	1,751	—	—		1,751
Asset impairment and disposal charges	1,680	—	—		1,680

Total operating expenses	73,459	16,679	(101)		90,037

LOSS FROM OPERATIONS	(17,426)	(4,792)	(697)		(22,915)
OTHER INCOME (EXPENSE), NET	1,399	(205)	155	(n)(o)	1,349

LOSS BEFORE INCOME TAXES	(16,027)	(4,997)	(542)		(21,566)
PROVISION FOR INCOME TAXES	182	92	—		274

NET LOSS	$(16,209)	$(5,089)	$(542)		$(21,840)

BASIC AND DILUTED NET LOSS PER SHARE:
Net loss	$(0.33)				$(0.43)

Shares used in computing basic and diluted net loss per share	48,411				50,714

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

AS OF JULY 3, 2004

(in thousands, except per share data)

	Historical
	MatrixOne, Inc. July 3, 2004	Synchronicity, Software, Inc. June 30, 2004	Pro Forma Adjustments	Reference	Pro Forma Balances
				(see Note 3)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$118,414	$969	$(4,529)	(l)	$114,854
Accounts receivable, net	25,274	3,683	—		28,957
Prepaid expenses and other current assets	4,326	814	(956)	(h)(m)	4,184

Total current assets	148,014	5,466	(5,485)		147,995
PROPERTY AND EQUIPMENT, NET	7,053	211	—		7,264
GOODWILL	—	—	8,890	(f)	8,890
OTHER INTANGIBLE ASSETS, NET	—	—	8,655	(a)(c)(e) (g)	8,655
OTHER ASSETS	2,078	126	(105)	(b)	2,099

	$157,145	$5,803	$11,955		$174,903

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$—	$800	$(800)	(o)	$—
Convertible promissory notes payable	—	2,127	(2,127)	(o)	—
Advances under line of credit	—	1,631	(1,631)	(o)	—
Accounts payable	4,561	581	—		5,142
Accrued expenses	15,666	1,558	871	(i)(p)	18,095
Deferred revenue	20,039	6,289	(3,847)	(k)	22,481

Total current liabilities	40,266	12,986	(7,534)		45,718

REDEEMABLE CONVERTIBLE PREFERRED STOCK	—	41,019	(41,019)	(j)	—

STOCKHOLDERS’ EQUITY(DEFICIENCY):
Preferred stock	—	2	(2)	(j)	—
Common stock	487	45	(22)	(j)	510
Additional paid-in capital	213,152	7,237	5,046	(j)	225,435
Accumulated deficit	(99,374)	(55,486)	55,486	(j)	(99,374)
Accumulated other comprehensive income	2,614	—	—		2,614

Total stockholders’ equity(deficiency)	116,879	(48,202)	60,508		129,185

	$157,145	$5,803	$11,955		$174,903

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

MATRIXONE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

(in thousands, except per share amounts)

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined consolidated balance sheet of MatrixOne and Synchronicity as of July 3, 2004 and the unaudited pro forma condensed combined consolidated statement of operations of MatrixOne and Synchronicity for the year ended July 3, 2004 are based on the historical financial statements of MatrixOne and Synchronicity after giving effect to pro forma adjustments to reflect the acquisition of Synchronicity under the purchase method of accounting. The assumptions and adjustments related to the purchase are described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

Under the purchase method of accounting, the total purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and identifiable intangible assets and liabilities of Synchronicity acquired in connection with the acquisition, based on the estimated fair values as of the completion of the Merger. The fair values of these assets and liabilities were based on a valuation report prepared by an independent valuation firm and a valuation prepared by the management of MatrixOne. MatrixOne has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.

MatrixOne operates on a 52 or 53 week fiscal year that ends on the Saturday closest to June 30th and on thirteen or fourteen week fiscal quarters that end on the Saturday closest to September 30th, December 31st and March 31st. The fiscal quarter ended January 3, 2004 consisted of fourteen weeks, and the fiscal year ended July 3, 2004 consisted of 53 weeks. Synchronicity operates on a calendar fiscal year ending December 31 and fiscal quarters ending on March 31, June 30 and September 30. The unaudited pro forma condensed combined consolidated balance sheet as of July 3, 2004 is presented to give effect to the acquisition as if it occurred on July 3, 2004 and, due to different fiscal period ends of MatrixOne and Synchronicity, combines the historical consolidated balance sheet of MatrixOne at July 3, 2004 and the historical unaudited balance sheet of Synchronicity at June 30, 2004. The unaudited pro forma condensed combined consolidated statement of operations of MatrixOne and Synchronicity for the year ended July 3, 2004 is presented as if the acquisition had taken place on June 29, 2003 and, due to different fiscal period ends, combines the historical results of MatrixOne for the fiscal year ended July 3, 2004 and the historical results of Synchronicity for the twelve months ended June 30, 2004, which represented Synchronicity’s third and fourth fiscal quarters of fiscal 2003 and the first and second fiscal quarters of fiscal 2004. The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements of MatrixOne and the historical financial statements of Synchronicity, both of which are either incorporated by reference into this document or filed herewith. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of MatrixOne that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of MatrixOne.

MATRIXONE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS – (Continued)

(in thousands, except per share amounts)

2. Calculation and Allocation of Purchase Price

The total purchase price of the Synchronicity acquisition pursuant to the Merger on August 4, 2004 was as follows:

(in thousands)
Value of 2,304 shares of MatrixOne common stock issued, net of issuance costs of $65	$12,306
Cash paid to and on behalf of former Synchronicity stockholders	4,529
Estimated direct transaction costs	912

Total estimated purchase price	$17,747

The purchase price under the Merger Agreement was fixed and there was no contingent consideration. The value of MatrixOne shares issued is $5.37 per share, based on an average of the closing prices of MatrixOne’s common stock on the Nasdaq National Market for the two days up to, after and including the measurement date of July 15, 2004. The direct transaction costs represent the estimated expenses incurred by MatrixOne directly related to the Synchronicity acquisition. The final amount of these costs may change within the purchase price allocation period if information becomes known that results in a change in this estimate. In this case, the initial purchase price allocation would change, resulting in a change to goodwill.

MATRIXONE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS – (Continued)

(in thousands, except per share amounts)

The total purchase price, as shown in the preceding table, is allocated to the tangible and identifiable intangible assets and liabilities assumed of Synchronicity based on their fair values as of the date of the Merger. The following table presents the preliminary fair value of the assets acquired and liabilities assumed:

(in thousands)
Cash and cash equivalents	$790
Accounts receivable, net	2,166
Prepaid and other current assets	76
Property and equipment, net	198
Other long-term assets	21
Short-term credit facilities	(1,513)
Accounts payable	(581)
Accrued expenses and other current liabilities	(499)
Deferred revenues	(2,193)

Net liabilities assumed (1)	(1,535)
Fair value of facility lease acquired (2)	75
Amortizable intangible assets acquired (3):
Developed technology	4,730
Customer relationships	3,600
Trademarks and trade names	250
Goodwill (4)	11,498
Accrued acquisition liabilities (5)	(806)
Accrued registration costs (6)	(65)

Total estimated purchase price	$17,747

The Company performed a review to determine whether all tangible assets and liabilities were recorded in Synchronicity’s general ledger in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Management of the Company believes that the historical value of the acquired tangible assets and liabilities approximates their respective fair values. Detailed discussions were held with Synchronicity’s financial, operating, marketing, and engineering personnel concerning the nature of the assets acquired. Management also performed research as to the existence and materiality of possible intangible assets such as assembled workforce, patents, trademarks and trade names, customer relationships, non-compete agreements, developed product technology and in-process research and development. In addition, the Company performed analyses of audited and unaudited historical financial statements, forecasted financial information and other financial and operational data concerning Synchronicity.

MATRIXONE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS – (Continued)

(in thousands, except per share amounts)

The approach to the estimation of the fair value of intangible assets related to the Synchronicity acquisition involved the following steps:

•	Preparation of discounted cash flow analysis;

•	Estimation of the fair value of tangible assets;

•	Determination of the fair value of identified material intangible assets;

•	Determination of the fair value of developed technology and in-process research and development using a cash flow allocation model;

•	Allocation of the residual purchase price to other intangible assets generally in the nature of goodwill; and

•	Reconciliation of the individual asset returns with the weighted average cost of capital.

The residual value of the purchase price after allocation to the assets acquired and liabilities assumed and incurred and the total fair value of the identified intangible assets was assigned to goodwill. Key elements of the purchase that are not valued separately in purchase accounting, such as the members of the management team and workforce of Synchronicity, contributed to the generation of goodwill.

(1)	Of the total purchase price, $1,535 was allocated to the net liabilities assumed as detailed above.

(2)	Pursuant to the Merger, the combined company assumed the leases of certain facilities of Synchronicity. One of these facility leases contained below market rental rates as of the date of the Merger. Accordingly, a favorable lease asset of $75 was recorded based on the net present value of the market rental rates as of the date of the Merger over the rental rates set forth in the lease contract. This lease has a termination date of December 2006. The value of the other assumed leases approximated their respective fair values as of the date of the Merger.

(3)	Of the total purchase price, $8,580 was allocated to the fair value of intangible assets, which excludes goodwill. These separable intangible assets, which are considered to not have an indefinite life, will be amortized over their estimated useful lives. The amortization related to amortizable intangible assets, which will be amortized on a straight-line basis, is reflected as a pro forma adjustment to the unaudited pro forma condensed combined consolidated statement of operations.

The	intangible assets acquired and their useful lives were as follows:

(in thousands)	Fair Value	Estimated Useful Life
Developed technology (a)
Core technology	$3,780	7 years
Application technology – DesignSync	710	4 years
Application technology – ProjectSync	240	3 years

Total developed technology	4,730
Customer relationships (b)	3,600	10 years
Trademarks and trade names (c)	250	4 years

Total intangible assets acquired	$8,580

MATRIXONE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS – (Continued)

(in thousands, except per share amounts)

(a)	Developed Technology. Developed technology represents products that have reached technological feasibility and thus are capitalizable and consist of the existing Synchronicity product lines. Developed technology represented a combination of Synchronicity processes and trade secrets developed through years of experience in design and development of these products. The value assigned to developed technology was determined by discounting the estimated future cash flows to be generated from Synchronicity’s existing products to their present value. The estimates of revenue used to value the developed technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Synchronicity, the combined Company and its competitors.

An after-tax discount rate of 18%, based on Synchronicity’s weighted average cost of capital, was utilized to discount the net cash flows of developed technology, trademarks and trade names and customer relationships to their present value. The weighted average cost of capital reflected the anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. The discount rate applicable to Synchronicity as a whole is not necessarily the rate that would be applicable when considered in isolation.

(b)	Customer Relationships. Customer relationships represent the value assigned to Synchronicity’s installed base of customers based on various assumptions such as probability of additional revenue transactions with these existing customers and the percentage retention of these customers. The installed base of customers represents a significant part of Synchronicity’s business as Synchronicity had contract renewal rates of approximately 90% for existing customers. In addition, Synchronicity has consulting and training engagements with numerous customers.

(c)	Trademarks and trade names. The value of trademarks and trade names represents the value assigned to Synchronicity’s trademarks, service marks and trade names. In determining the value of the trademarks and trade names, the expected royalties to be earned over the estimated life of the trademarks and trade names were estimated.

(4)	Goodwill, which includes a value for the assembled workforce that is not separately classified from goodwill, represents the excess of the purchase price for Synchronicity over the fair value of the underlying net tangible and identifiable intangible assets. Of the total purchase price, $11,498 was allocated to goodwill. In addition, goodwill resulting from business combinations completed subsequent to June 30, 2001 is not amortized under U.S. GAAP but instead is reviewed annually for impairment or more frequently if impairment indicators arise. In the event that management determines that the goodwill has become impaired, the combined Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

MATRIXONE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS – (Continued)

(in thousands, except per share amounts)

(5)	At the date of the Merger, the combined Company committed to a plan to exit certain activities of Synchronicity aggregating approximately $806, which represented a liability to the combined Company on the closing of the Synchronicity acquisition. These costs were included in the purchase price allocation as acquisition liabilities. These acquisition liabilities relate to certain severance and other employee benefits related to the planned termination of ten Synchronicity employees at a cost of approximately $641, and the cost of vacating a Synchronicity facility of approximately $165. The Company expects to pay severance and other related benefits and the lease termination costs through October 2005. Should the estimates of these acquisition liabilities change within the purchase price allocation period, there will be a resulting change to the balance of goodwill.

(6)	Pursuant to the Registration Rights Agreement, MatrixOne is required to use its commercially reasonable efforts to register the shares of MatrixOne Common Stock issued under the Merger Agreement. In connection with the registration of the MatrixOne Common Stock, the Company expects to incur certain professional fees of approximately $65.

3. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)	Adjustment to reflect the estimated fair value and amortization of developed technology. The fair value was $4,730 with a weighted average estimated useful life of six years, resulting in increased amortization expense of $798 for the year ended July 3, 2004.

(b)	Adjustment to remove capitalized trademarks, trade names and patents of Synchronicity aggregating $105 as of June 30, 2004 and the related amortization expense of $49 for the twelve months ended June 30, 2004.

(c)	Adjustment to reflect the fair value and amortization of trademarks, service marks and trade names. The total fair value of acquired trademarks and trade names was $250 with an estimated useful life of four years, resulting in amortization expense of $63 for the year ended July 3, 2004.

(d)	Adjustment to eliminate amortization expense for purchased technology of Synchronicity of $651 for the twelve months ended June 30, 2004.

(e)	Adjustment to reflect the fair value and amortization of customer relationships. The total fair value was $3,600 with an estimated useful life of ten years, resulting in amortization expense of $360 for the year ended July 3, 2004.

(f)	Adjustment to reflect the fair value of goodwill. In accordance with U.S. GAAP, goodwill is not amortized but instead is reviewed annually for impairment or more frequently if impairment indicators arise.

MATRIXONE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS – (Continued)

(in thousands, except per share amounts)

(g)	Adjustment of $75 to record the fair value of the lease obligation of a facility with a lease term through December 2006 assumed, resulting in additional rent expense of $37 for the year ended July 3, 2004.

(h)	Adjustment of $734 to eliminate the balance of prepaid commission expense included in the balance sheet of Synchronicity at June 30, 2004 in order to conform the accounting for commission expense of Synchronicity to that of MatrixOne. Synchronicity paid commissions to its sales personnel when they generated purchase orders from customers. In accordance with the accounting policy of Synchronicity, Synchronicity deferred sales commissions that were incremental and directly related to the acquisition of an order and charged such commissions to sales and marketing expense when the related revenue was recognized. MatrixOne records commission expense in the period in which the sales personnel generate purchase orders from customers and the Company is obligated to pay such commission. Had Synchronicity recorded commission expense in accordance with the accounting policies of MatrixOne, commission expense would have increased by $139 during the twelve months ended June 30, 2004.

(i)	Estimated restructuring costs associated with exiting certain activities of Synchronicity aggregating approximately $806, which represented a liability to the combined Company on the closing of the Synchronicity acquisition. These costs were included in the purchase price allocation as acquisition liabilities. These acquisition liabilities relate to certain severance and other employee benefits related to the planned termination of ten Synchronicity employees at a cost of approximately $641 and the cost of vacating a Synchronicity facility of approximately $165. The Company expects to pay the remaining liability related to severance and other related benefits and the lease termination costs through October 2005. Due to the non-recurring nature of these restructuring charges, these charges and any expected cost savings have been excluded as an expense in the unaudited pro forma condensed consolidated statement of operations. Should the estimates of these restructuring liabilities change within the purchase price allocation period, there will be a resulting change to the balance of goodwill.

(j)	Adjustments to stockholders’ equity and redeemable convertible preferred stock:

(in thousands)
To eliminate Synchronicity’s historical redeemable convertible preferred stock at June 30, 2004	$41,019

To record the issuance of approximately 2,304 shares of MatrixOne common stock, net of issuance costs of $65	$12,306
To eliminate Synchronicity’s historical stockholders’ deficiency at June 30, 2004	48,202

$60,508

(k)	Adjustment to reflect the fair value of MatrixOne’s legal performance obligations under Synchronicity’s software maintenance and support contracts and consulting and training arrangements and to eliminate historical amounts of Synchronicity’s deferred revenue that do not represent a legal performance obligation of the combined Company. Due to the non-recurring nature of the write-down in deferred revenue, the reduction of this amount from revenue has been excluded as a reduction of revenue in the unaudited pro forma condensed combined consolidated statement of operations.

MATRIXONE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS – (Continued)

(in thousands, except per share amounts)

(l)	Adjustment to record cash consideration paid to and on behalf of the former Synchronicity stockholders as partial consideration for their shares on the closing of the acquisition.

(m)	Adjustment of $222 to remove balances related to the estimated direct transaction costs incurred by MatrixOne and included in the balance sheet of MatrixOne as of July 3, 2004.

(n)	Adjustment to reduce interest income for the year ended July 3, 2004 of $50 that would not have been earned on the cash consideration paid of $4,529 if the transaction had taken place on June 29, 2003.

(o)	Adjustment to reduce interest expense for the year ended July 3, 2004 of $205 that would not have been incurred if the indebtedness of Synchronicity aggregating $4,558, which was converted to Synchronicity preferred stock or paid in full at or immediately after the Merger, did not exist.

(p)	Adjustment to accrue certain professional fees the Company expects to incur of approximately $65 pursuant to the Registration Rights Agreement.

4. Pro Forma Basic and Diluted Net Loss Per Share

The pro forma basic and diluted net loss per share is based on (1) the historical weighted average number of ordinary shares of MatrixOne outstanding for the fiscal year ended July 3, 2004 of 48,411, plus (2) approximately 2,304 newly issued MatrixOne shares issued to the former stockholders of Synchronicity upon the consummation of the acquisition. The 2,304 shares is the aggregate number of shares issued to the former shareholders of Synchronicity. The calculation of pro forma basic and diluted net loss per share gives effect to shares issued as if the transaction took place at the beginning of the periods presented.